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LBB & ASSOCIATES LTD., LLP • • • CERTIFIED PUBLIC ACCOUNTANTS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Form 8-K/A of Sun River Energy, Inc. to be filed on or about April 21, 2011, of our report dated April 20, 2011 on the statement of combined revenues and direct operating expenses of the oil and gas properties purchased by Sun River Energy, Inc. (the "Company") from Katy Resources ETX, LLC (the "Acquisitions") for the three-month period ended April 30, 2009, for the year-ended April 30, 2010, and for the nine-month period ended January 31, 2011. We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

LBB + Associates Ltd., LLP

LBB & ASSOCIATES LTD., LLP
Houston, TX
April 21, 2011

10260 WESTHEIMER ROAD, SUITE 310 • HOUSTON, TEXAS 77042 • TEL: (713) 800-4343 • FAX: (713) 456-2408